Pricing Supplement No. 68  Dated February 18, 1998
(To Prospectus Supplement dated December 1, 1997
and Prospectus dated November 24, 1997)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-40447

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)


Principal Amount: $300,000,000

CUSIP: 61687Y CA3

Trade Date: February 18, 1998

Settlement Date: February 23, 1998

Maturity Date: February 24, 1999

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): $300,000,000 (100.0%)

Net Proceeds to Issuer: 100%

Interest Rate (per annum): Prime as set forth in the H.15 (Telerate page 125) minus 292.0 basis points, with one day "Look Back" - i.e., the Prime Rate applicable for each Interest Reset Date shall be the Prime Rate as of the close of business on the preceding Business Day; and a zero day "Cut Off" - i.e., the Calculation Agent shall apply the Prime Rate for each Interest Reset Day up to and including the Interest Reset Day immediately prior to each Interest Payment Date in accordance with the one day "Look Back" provision.

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (  )  LIBOR (Telerate)        (  )  Other:
     ( X )  Prime Rate

Interest Payment Date(s):  May 24, August 24, November 24 and
February 24 of each year, commencing May 24, 1998.

Record Date(s):  ( X )  The fifteenth day (whether or not a
Business Day) next preceding each Interest Payment
Date.
                 (    )   Other:

Initial Interest Rate Per Annum:  5.58%

Interest Payment Period: (  )  Annual   (  )  Semi-Annual    (  ) Monthly
                         ( X )  Quarterly    (  ) Other

Interest Reset Periods:
     ( X )  Daily    (  )  Weekly   (   )  Monthly    (  ) Quarterly
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:

Interest Determination Dates: For calculation of each Interest Payment, one New York Business Day prior to each Interest Payment Date.
Interest Reset Date if other than stated in the Prospectus
Supplement: Daily, with one day "Look Back" - i.e., the Prime Rate applicable for each Interest Reset Date shall be the Prime Rate as of the close of business on the preceding Business Day; and a zero day "Cut Off" - i.e., the Calculation Agent shall apply the Prime Rate for each Interest Reset Day up to and including the Interest Reset Day immediately prior to each Interest Payment Date in accordance with the one day "Look Back" provision.

Interest Calculation:
     (X)  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): Minus 292.0 basis points

Spread Multiplier: N/A

Index Maturity: Daily              Index Currency: N/A

Maximum Interest Rate: N/A         Minimum Interest Rate: 0

Calculation Date if other than stated in the Prospectus
Supplement: N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       (  )  30/360 (Commercial Paper Rate Notes,
                         Federal Funds Rate Notes, Prime
                         Rate Notes and LIBOR Notes)
                        (X)  Actual/360

Form:     (X)  Book-Entry Note (DTC)
          (  )  Certificated Note

Denomination: $1,000 with $1,000 integral multiples thereafter.

Redemption:
(X)  The Notes may not be redeemed prior to stated maturity.
(  )  The Notes may be redeemed prior to maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:  N/A
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration: N/A
Repayment Date Prices:  N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  First Trust of New York, National
                               Association
                         (  ) Morgan Guaranty Trust Company of New York


Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

     The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities
Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.